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Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TRANSMONTAIGNE ANNOUNCES RESULTS FOR THIRD FISCAL QUARTER
AND SCHEDULED CONFERENCE CALL

Wednesday, May 14, 2003	Immediate Release

Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) today announced financial results for the three and nine months ended March 31, 2003. The Company today filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

FOR THE THREE AND NINE MONTHS ENDED
MARCH 31, 2003 AND MARCH 31, 2002
(000s, except per share data)

	Three Months		Nine Months
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002
Income Statement Data
Revenues	$2,301,659	1,325,698	6,006,100	4,048,313
Net operating margin(1)	66,007	29,702	87,790	74,921
Operating income(2)	50,716	16,289	44,394	36,552
Net earnings	28,040	8,735	13,179	15,426
Net earnings attributable to common stockholders	27,045	6,265	10,194	8,115
Net earnings per common share—basic	.69	.20	.26	.26
Supplemental Financial Data
EBITDA(3)	55,567	20,425	58,168	49,156
Operating results for debt covenant compliance(4)	16,268	20,425	39,715	63,414
Cash Flow Activities
Net cash provided (used) by operating	92,013	28,654	73,770	(93,660)
Net cash provided (used) by investing	(113,504)	(17,885)	(129,753)	104,599
Net cash provided (used) by financing	41,841	(20,512)	51,445	(24,553)
	March 31, 2003	June 30, 2002
Balance Sheet Data
Working Capital(5)	$91,515	168,092
Long-Term Debt	200,000	187,000

(1)
Net operating margin represents revenues, less product costs and other direct costs and expenses.

(2)
Operating income represents net operating margin less selling, general and administrative expenses, corporate relocation and transition expenses, and depreciation and amortization.

(3)
EBITDA is defined as earnings before income taxes, interest expense, net, other financing costs, net, and depreciation and amortization.

(4)
See attached Reconciliation of Operating Results for Debt Covenant Compliance to Reported Operating Income and Net Earnings.

(5)
Certain amounts in the prior periods have been reclassified to conform to the presentation in the current period.

Our "Operating Results for Debt Covenant Compliance" for the quarter ended March 31, 2003 decreased to $16.3 million from the prior year's comparable quarter of $20.4 million. Operating Results for Debt Covenant Compliance for the nine months ended March 31, 2003 was $39.7 million, as compared to $63.4 million during the nine months ended March 31, 2002. This decrease was primarily due to the absence of significant margins garnered during last year's refinery disruptions in the Midwest, partially offset by this year's improvement in net operating margins in our terminal, pipeline and tug and barge operations.

Prior to October 1, 2002, the Company marked to market its discretionary inventory volumes in accordance with the Emerging Issues Task Force guidance issued in EITF 98-10. On October 25, 2002, new guidance was issued in EITF 02-03 that rescinded the guidance provided in EITF 98-10 and requires that our discretionary inventory be carried at the lower of cost or market effective October 1, 2002. The new guidance required that last quarter's $33.5 million excess market value over cost of our discretionary inventory value be deferred from operating income until that inventory was sold. That lower priced inventory subsequently was sold in this quarter, increasing operating income by $33.5 million in the current quarter. In addition, the reduction of our minimum inventory quantities from 2,000,000 barrels to 877,000 barrels and their impairment at the end of the quarter, combined with the related sale of those transferred barrels, resulted in a net $5.8 million increase in net operating margins. Operating income reported for the quarter ended March 31, 2003 of $50.7 million was $34.4 million greater than the prior year's comparable quarter. The increase in operating income was primarily due to the inventory issues outlined above.

During periods of rising product prices, such as the quarter ended December 31, 2002 in anticipation of the Gulf War, losses on our risk management activities from hedging our discretionary inventory would be recognized in the periods preceding the actual sale of our hedged inventory. Correspondingly, subsequent quarters, in this case the quarter ended March 31, 2003, would benefit from lower cost inventories being sold into a higher priced market. This transfer of operating income between accounting periods, caused by the new EITF 02-03 guidance, will only be significant if the value of petroleum products is rising at the end of our reporting periods. During periods of stable or declining product prices, period over period operating income results will more closely reflect the reported Operating Results for Debt Covenant Compliance.

Reported sales for the quarter were $2.3 billion, up from $1.3 billion from the prior year's comparable quarter. For the nine months ended March 31, 2003, sales were $6.0 billion as compared to $4.0 billion for the prior comparable nine month period, principally due to higher product prices. Physical sales of product, unrelated to our derivatives contracts, are now being reported on the face of the Statement of Operations in accordance with EITF 02-03. Since the June 30, 2002 reporting period, the Company had been reporting revenues net of product costs on the Statement of Operation in accordance with EITF 98-10. Effective this period, sales again are reported on a gross sales basis and have been recast for all previous reporting periods.

On February 28, 2003, we closed on the purchase of all of the outstanding shares of capital stock of Coastal Fuels Marketing, Inc. and its subsidiary, Coastal Tug and Barge, Inc. from El Paso CGP Company. The acquisition includes five Florida terminals, with aggregate capacity of approximately 4.9 million barrels, and a related tug and barge operation. The Coastal Fuels assets primarily provide sales and storage of bunker fuel, No. 6 oil, diesel fuel and gasoline at Cape Canaveral, Port Manatee/Tampa, Port Everglades/Ft. Lauderdale and Fisher Island/Miami, and storage of asphalt at Jacksonville, Florida. In addition, the facilities provide a variety of third party lease capacity to the asphalt, jet fuel (commercial and government), power generation, and crude oil industries.

The purchase price for the acquisition was approximately $157 million, including approximately $37 million of product inventory. Also on February 20, 2003, we executed a Credit Agreement with UBS Warburg that provides for a $250 million revolving line of credit and a $200 million senior secured term loan. TransMontaigne utilized funds available under its new Credit Agreement to consummate the acquisition of the Coastal Fuels assets.

Attached is supplemental information regarding the reconciliation of our business segments' adjusted EBITDA for debt compliance to reported operating income, which we believe to be the most directly comparable financial measure calculated in accordance with GAAP and applicable SEC regulations.

Conference Call

TransMontaigne Inc. also announced today that it has scheduled a conference call for Thursday, May 15, 2003 at 12:00 p.m. (EDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management's presentation of the interim results and the supplemental financial information by accessing the call as follows:

888-428-4469
Ask for:
TransMontaigne

A playback of the conference call will be available from 3:30 p.m. (ET) on May 15, 2003 until 11:59 a.m. (EDT) on May 22, 2003 by calling:

USA: 800-475-6701
International: 320-365-3844
Access Code: 685247

TransMontaigne Inc. provides a broad range of integrated supply, distribution, marketing, terminaling, storage, and transportation services to refiners, distributors, marketers and industrial/commercial end-users of petroleum chemical products. The Company conducts the majority of its operations primarily in the Mid-Continent, Gulf Coast, Southeast, Mid-Atlantic and Northeast regions of the United States and provides services to over 600 customers, including most major and independent refiners, jobbers and commercial end users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Supplement A

TRANSMONTAIGNE INC. AND SUBSIDIAIRES

	Three Months Ended March 31, 2003	Nine Months Ended March 31, 2003
Net Operating Margins:
Terminals, Pipelines and Tugs and Barges(1)
Historical facilities	$10,874	$32,547
Coastal facilities(2)	1,676	1,676

Total Terminals, Pipelines and Tugs and Barges	12,550	34,223

Supply, Distribution and Marketing(3)
Light oil marketing:
Rack sales margins	2,991	5,531
Contract sales margins	3,712	6,187
Bulk sales margins	22,069	38,528

Margins before hedging cost	28,772	50,246
Repurchasing positions during liquidation and rolling inventory hedges	(20,655)	(26,760)

Margins net of hedging activity	8,117	23,486
Trading activity	30	(1,923)

	8,147	21,563
Supply management services	3,522	11,062
Heavy oil marketing(2)	2,480	2,489

Total Supply, Distribution and Marketing	14,158	35,144

Total Net Operating Margins	26,708	69,367
Selling, General and Administrative Expenses	(10,440)	(29,996)
Dividend Income	—	374

Operating Results for Debt Covenant Compliance	$16,268	$39,715

(1)
We measure the financial performance of our terminal, pipeline and tug and barge operations utilizing the accrual method of accounting.

(2)
Coastal Fuels Marketing, Inc. and Coastal Tug and Barge acquisition closed on February 28, 2003, and accordingly the net operating margins attributable to those activities are for the one month ended March 31, 2003.

(3)
We measure the financial performance of our supply, distribution, and marketing segment pursuant to the mark-to-market method of accounting. Our inventories-discretionary volumes are an integral component of our supply, distribution and marketing activities and, therefore, are measured at fair value for purposes of determining our net operating margins attributable to our supply, distribution, and marketing segment. The mark-to-market method of accounting requires that the effect of changes in the fair value of our supply, distribution, and marketing activities be included in net operating margins.

Supplement B

Reconciliation of Operating Results for Debt Covenant Compliance to Net Earnings

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002

Operating results for debt covenant compliance(1)	$16,268	$20,425	$39,715	$63,414
Gains recognized on beginning inventories—discretionary volumes	33,490	—	12,644	—
Net operating margins recognized on sale of inventories—minimum volumes	18,854	—	18,854	—
Lower of cost or market write-down on base operating inventory volumes	(12,412)	—	(12,412)	—
Lower of cost or market write-down on inventories—minimum volumes	(633)	—	(633)	(12,963)
Loss on disposition of assets	—	—	—	(1,295)

EBITDA	55,567	20,425	58,168	49,156
Depreciation and amortization	(4,851)	(4,143)	(13,400)	(12,449)
Interest expense, net	(3,759)	(3,577)	(9,950)	(9,125)
Financing costs, net	(1,725)	1,384	(912)	(2,701)
Income tax expense	(17,192)	(5,354)	(12,888)	(9,455)

Net earnings	$28,040	$8,735	$21,018	$15,426

(1)
We believe that operating results for debt covenant compliance is a useful measure in evaluating our performance because it eliminates the impact on our operating results from gains recognized and deferred on discretionary inventory volumes and the impairment of our inventories—minimum volumes. We believe that, in addition to operating income, cash flow from operating activities and EBITDA, operating results for debt covenant compliance is a useful financial performance measurement reflecting our ability to incur and service debt and to fund capital expenditures. For that reason, operating results for debt covenant compliance is used as a measure of our financial performance in our credit facility.

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2750 Republic Plaza 370 Seventeenth Street Denver, Colorado 80202	Mailing Address: P.O. Box 5660 Denver, Colorado 80217	Phone: 303-626-8200 Fax: 303-626-8228

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  Exhibit 99.1